SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  March 10, 2008

(Date of earliest event reported)

SALLY BEAUTY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33145	36-2257936
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

3001 Colorado Boulevard
Denton, Texas 76210

(Address of principal executive offices)

(940) 898-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 10, 2008, David L. Rea resigned, effective April 11, 2008, as the Senior Vice President and Chief Financial Officer of Sally Beauty Holdings, Inc. (the “Company”).  Mr. Rea, who is resigning to spend more time with his family and pursue other interests, has agreed to continue serving in a consulting role with the Company for approximately three months following his effective termination date.  As Mr. Rea is resigning for personal reasons, none of the severance or compensation provisions of his letter agreement with the Company are applicable to his resignation.

The Company intends to engage a search firm to assist it in evaluating internal and external candidates for its Chief Financial Officer position.  On March 10, 2008, the Board of Directors of the Company appointed Mark J. Flaherty as the Acting Chief Financial Officer of the Company, effective April 11, 2008.

Mr. Flaherty has served as the Vice President, Chief Accounting Officer and Controller since October of 2007.  Prior to joining the Company, Mr. Flaherty served as Chief Financial Officer of Tandy Brands Accessories, Inc from August 2002 to October 2007, as its Treasurer from October 2002 to October 2007, and as its Assistant Secretary from October 2003 to October 2007. Mr. Flaherty previously served as Tandy Brand’s Corporate Controller from June 1997 through August 2002. From 1991 to June 1997, Mr. Flaherty held the positions of Divisional Controller and Assistant Corporate Controller of various companies in the real estate and staffing industries. Prior to 1991, Mr. Flaherty was employed in the audit practice at the accounting firm formerly known as Coopers & Lybrand. Mr. Flaherty is a certified public accountant.

On March 11, 2008, the Company issued a press release announcing the resignation of Mr. Rea and the interim appointment of Mr. Flaherty. A copy of this press release is attached hereto as Exhibit 99.1.  A copy of David Rea’s resignation letter is attached hereto as Exhibit 99.2.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d)           See exhibit index.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	March 11, 2008

SALLY BEAUTY HOLDINGS, INC.

		By:	/s/ Raal H. Roos
		Name:	Raal H. Roos
		Title:	Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	News release reporting the resignation of David Rea and the interim appointment of Mark Flaherty, issued by Sally Beauty Holdings, Inc. on March 11, 2008.
Exhibit 99.2	Resignation Letter of David Rea, dated March 10, 2008.